Exhibit 2.1

MASTER ASSET PURCHASE AGREEMENT

BETWEEN

FRANKLIN COVEY PRODUCTS, LLC

AND

THE SELLING COMPANIES IDENTIFIED HEREIN

MADE AS OF

MAY 22, 2008

Exhibit A – Master License Agreement
Exhibit B – Master Shared Services Agreement
Exhibit C – Buyer Operating Agreement
Exhibit D – Supply Agreement
Exhibit E1 – Lease Agreement (Office)
Exhibit E2 – Sub-sublease (Warehouse)
Exhibit F – Bill of Sale
Exhibit G – Assignment and Assumption Agreement

MASTER ASSET PURCHASE AGREEMENT

This MASTER ASSET PURCHASE AGREEMENT (this “Agreement”) among Franklin Covey Products, LLC, a Utah limited liability company (“Buyer”), Franklin Covey Co., a Utah corporation (the “Company”), Franklin Covey Canada, Ltd., a Canadian corporation, Franklin Covey de Mexico S. de R.L. de C.V., a Mexican company, Franklin Covey Europe, Ltd., a UK registered company, Franklin Covey Client Sales, Inc., a Utah corporation, Franklin Covey Catalog Sales, Inc., a Utah corporation, Franklin Covey Product Sales, Inc., a Utah corporation, and Franklin Covey Printing, Inc., a Utah corporation, is made effective as of May 22, 2008.

Recitals

WHEREAS, Buyer and the other Purchasing Companies desire to purchase from the Company and the Selling Subsidiaries, and the Company and the Selling Subsidiaries desire to sell to Buyer and the other Purchasing Companies, the Business upon the terms and subject to the conditions of this Agreement.

WHEREAS, in connection with the Closing, Buyer and the Company desire to enter into a Master License Agreement in substantially the form attached as Exhibit A (the “Master License Agreement”), a Master Shared Services Agreement in substantially the form attached as Exhibit B (the “Master Shared Services Agreement”), the Amended and Restated Operating Agreement for Buyer in substantially the form attached as Exhibit C (the “Buyer Operating Agreement”), and the other Ancillary Agreements contemplated in this Agreement.

WHEREAS, the Board of Directors of the Company, by resolution duly adopted, has declared that it deems the sale of the Business to be in the best interests of the Company, the Selling Subsidiaries and its shareholders, and it deems it advisable and in the best interests of its shareholders to consummate, and has approved, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement and in the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.   Definitions

As used in this Agreement, the following terms have the meanings assigned to them below.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (i) a merger, consolidation or other business combination of the Company or any Subsidiary that conducts or is involved in any part of the Business, (ii) a restructuring, recapitalization or liquidation of the Company or any Subsidiary that conducts or is involved in any part of the Business, or (iii) an acquisition or disposition of any stock or material assets of the Company or any Subsidiary that, in the case of such Subsidiary, conducts or is involved in any part of the Business, or that, in the case of such assets, are used in the conduct of, or constitute a part of, the Business.

“Active Employee” has the meaning set forth in Section 6.5(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Ancillary Agreements” means (i) the Master License Agreement, (ii) the Master Shared Services Agreement, (iii) the Buyer Operating Agreement, (iv) the Supply Agreement proposed to be entered into between the Company and Buyer in substantially the form attached as Exhibit D, and (v) the Leases.

“Business” means the Company’s Consumer Solutions Business Unit, which is engaged in the business of selling productivity tools to individual consumers through retail stores, through consumer direct channels, including e-commerce and call center channels, through selected wholesale and third party channels, through licensing operations and through international operations.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Basket Amount” has the meaning set forth in Section 9.1(b).

“Buyer Cap” means $3,200,000 minus the sum of (i) the aggregate amount of all Buyer Losses arising under Section 9.1(a)(i) paid by any Selling Company to Buyer (or any Buyer Indemnified Parties), and (ii) the aggregate amount of any liabilities for damages arising from a breach of any representation or warranty contained in any Ancillary Agreement paid by any Selling Company to Buyer (or any Affiliate of Buyer).

“Buyer Claim” has the meaning set forth in Section 9.1(d).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Buyer Losses” has the meaning set forth in Section 9.1(a).

“Buyer Termination Fee” has the meaning set forth in Section 8.1(b)(iv).

“Capital Lease” means a lease on which the Company is a lessee that is a capital lease as determined in accordance with GAAP.

“Change in Control” means (i) a merger, consolidation or reorganization of a Selling Company other than a merger, consolidation or reorganization resulting in the voting securities of such Selling Company outstanding immediately prior thereto continuing to represent at least 50%

of the combined voting power of the securities of Selling Company or the surviving entity or any parent thereof outstanding immediately thereafter, (ii) the acquisition by a person or persons acting as a group of equity securities, which together with equity securities already held by such person or persons, constitutes more than 50% of the total voting power of such Selling Company or (iii) any transfer or other disposition of all or substantially all such Selling Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.6.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Basket Amount” has the meaning set forth in Section 9.2(b).

“Company Cap” means $3,200,000 minus the sum of (i) the aggregate amount of all Company Losses arising under Section 9.2(a)(i) paid by Buyer (or any Affiliate of Buyer) to any Company Indemnified Parties, and (ii) the aggregate amount of any liabilities for damages arising from a breach of any representation or warranty contained in any Ancillary Agreement paid by Buyer (or any Affiliate of Buyer) to any Selling Company (or any Affiliate of a Selling Company).

“Company Claim” has the meaning set forth in Section 9.2(d).

“Company Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Company Losses” has the meaning set forth in Section 9.2(a).

“Company SEC Reports” has the meaning set forth in Section 3.4.

“Company Termination Fee” has the meaning set forth in Section 8.2.

“Confidentiality Agreement” means the Confidentiality Agreement dated effective January 31, 2008 between the Company and Buyer.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Debt Commitment Letter” has the meaning set forth in Section 4.6.

“Disclosure Schedule” means the schedule delivered by the Company to Buyer on or prior to the date of this Agreement, as it may be updated from time to time as provided herein.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any legal requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the environment or public health and safety.

“Equity Commitment Letter” has the meaning set forth in Section 4.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any entity or trade or business that is treated as a member of the Company’s controlled group within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Businesses” means any businesses conducted by the Company other than the Business, including the OSBU.

“Excluded Matter” means any one or more of the following:  (i) any change, effect, event or condition relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including without limitation, caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement, (ii) any change, effect, event or condition generally affecting the industries in which the Business operates, (iii) any change, effect, event or condition resulting from any hurricane, earthquake or other natural disasters, (iv) seasonal fluctuations in the Business that are reasonably consistent with the Business’s historical seasonal fluctuations in operating performance, (v) any change, effect, event or condition resulting from a change after the date of this Agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to GAAP, (vi) any failure to meet any internal budgets, plans, projections or forecasts of the Business’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Business’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period, unless such failure was a direct result of a fundamental, long-term adverse change, effect, event or condition, (vii) any change, effect, event or condition attributable to the execution, performance or announcement of this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, landlords, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of the Company or its Subsidiaries working in the Business), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby, (viii) any legal proceedings brought by or on behalf of any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, (ix) any action taken by the Company at the request or with the consent of Buyer, or (x) changes resulting from or arising out of any change in any Law applicable to the Company.

“Expenses” has the meaning set forth in Section 10.4.

“Expiration Date” has the meaning set forth in Section 8.1(b)(ii).

“Foreign Assets” means Acquired Assets transferred pursuant to this Agreement or a Foreign Transfer Agreement, as applicable, by a Foreign Subsidiary.

“Foreign Subsidiaries” means (i) Franklin Covey Canada, Ltd., (ii) Franklin Covey de Mexico S. de R.L. de C.V., and (iii) Franklin Covey Europe, Ltd.

“Foreign Transfer Agreement” means any separate asset transfer and sale agreement, if necessary, to be entered into by the Company or any of the Foreign Subsidiaries, as applicable, and the Buyer or other Purchasing Company, as applicable, in such form and substance as may be reasonably required, to give effect to the transfer, assignment and sale of the applicable Foreign Assets, or the allocation of the Worldwide Purchase Price in accordance with Section 2.12 under the applicable laws in effect in the jurisdiction in which the relevant Foreign Assets are located.  The terms of any Foreign Transfer Agreements shall be consistent with and governed by the terms of this Agreement.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hired Active Employee” has the meaning set forth in Section 6.5(a).

“Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Insider” means (i) a shareholder, officer, director or employee of the Company, (ii) any Member of the Immediate Family of any shareholder, officer, director or employee of the Company or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, including continuation, divisional, continuation-in-part, and provisional patent applications and any patents issuing therefrom, including all reexaminations, reissues, and extensions thereof, and rights in respect of utility models or industrial designs, and invention disclosures or certificates of invention, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter, whether or not registered, including, without limitation, protectable designs, look and feel, web pages, and Software, (iv) trade secrets, including non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any copyrights or patents that may cover or protect any of the foregoing, (v) rights in internet domain names, uniform resource locators, e-mail addresses, metadata,  and metatags, and (vi) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise including moral rights and publicity rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “Selling Companies’ Knowledge” means the actual knowledge, after diligent and customary inquiry, of (i) Robert A. Whitman, Sarah E. Merz, Stephen D. Young or Robert Sumbot, after reasonable inquiry, and (ii) for purposes of Section 3.11 only, Robert A. Whitman, Sarah E. Merz, Stephen D. Young, Robert Sumbot, Jeff Anderson and Michael Connelly.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(c).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(c).

“Latest Financial Statements” has the meaning set forth in Section 3.4(c).

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Leases” means the Office Sublease and the Warehouse Sublease.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company with the permission of the owner.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) and results of operations of the Business other than as a proximate or direct result of an Excluded Matter.

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Office Sublease” means the Lease Agreement proposed to be entered into between Franklin Development Corporation and Buyer in substantially the form attached as Exhibit E1.

“Ordinary Course of Business” means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency) as it has been conducted by the Company since the Last Fiscal Year End.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (vi) any amendment to any of the foregoing.

“OSBU” means the Company’s Organizational Solutions Business Unit.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Selling Companies.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest or adequate reserves have been established and are reflected in the Latest Financial Statements and such contents have been disclosed to the Buyer), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Acquired Leases and which do not unreasonably restrict the use thereof or Buyer’s proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Selling Companies, (v) Encumbrances reflected in the Latest Financial Statements or arising under Acquired Contracts, and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Peterson Partners V” has the meaning set forth in Section 4.3.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees employed in the operation of the Business, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company, (x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation with the Company or the Company’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.  Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.

“PlanPlus Software” means (i) the planning and organizational Software currently known as PlanPlus for Outlook, PlanPlus for Windows for Windows and PlanOne; (ii) the planning and organizational Software for use by customers through cellular telephones or similar personal device and currently known as Mobile PlanPlus; and (iii) the planning and organizational Software currently known as the Basic, Sales, Business and Project editions of PlanPlus Online, Tax Plus and Projects Plus.

“Pre-Closing Tax” means: (i) all gross income, net income, or franchise Taxes, or the non-payment thereof of each of the Company and the Selling Subsidiaries for any taxable period; and (ii) all other Taxes of either the Company or the Selling Subsidiaries, and all other Taxes with respect to the Business or the Acquired Assets, for all taxable periods or portions thereof ending on or before the Closing Date (including, for the avoidance of doubt, all such Taxes incurred by reason of the transactions contemplated by this Agreement and the Ancillary Agreements, except for that portion of transfer Taxes specifically allocated to the Buyer pursuant to Section 10.3).

“Reimbursable Expenses” means all costs and expenses paid by the Company for the benefit of the Buyer at the Buyer’s written request or with the Buyer’s written consent prior to the Closing Date.

“Remedies Exception,” when used with respect to any Person, means, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” has the meaning set forth in Section 5.5(a).

“Restructuring Plan” means the Company’s plan to close retail stores, sell Company printing operations, restructure call center and information technology contracts, and other actions disclosed to Buyer prior to the date hereof.

“Rolled-Over Accrued Vacation” has the meaning set forth in Section 5.8(b).

“SEC” means the United States Securities and Exchange Commission.

“Selling Subsidiaries” means the Foreign Subsidiaries and (i) Franklin Covey Client Sales, Inc., (ii) Franklin Covey Catalog Sales, Inc., (iii) Franklin Covey Product Sales, Inc., and (iv) Franklin Covey Printing, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules or regulations thereunder.

“Software” means non-product related computer programs or data, whether in object code, source code, regardless of the media format of such Software, and all documentation relating thereto.

“Subsidiary” means any Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by another Person.  When used without reference to a particular entity, Subsidiary means a Subsidiary of the Company.

“Superior Proposal” means any Acquisition Proposal presented by a Person to the Company in writing that (i) the Company’s Board of Directors has determined in good faith is more favorable from a financial point of view to the Company’s shareholders than this Agreement and the transactions contemplated hereby (including any adjustment to the terms and conditions thereof proposed in writing by Buyer in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal within a period of four months following any termination of this Agreement.

“Taxes” means all taxes, charges, fees, levies duties, tariffs, imposts, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, windfall or other profits, license, withholding, payroll, employment, social security, pay as you go, unemployment, national insurance contributions act tax, workers’ compensation, excise, estimated, severance, stamp, occupation, capital stock, value added, property, net worth or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Return” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto or any amendment thereof.

“Taxing Authority” means any Governmental Entity in charge of administering or interpreting any Law relating to Taxes and imposing or collecting any Taxes, including, but not limited to, the IRS and any similar foreign, supranational, state, provincial, local Governmental Entity.

“Third-Party Action” has the meaning set forth in Section 9.3(a).

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company has any ownership interest or control.

“Treasury Regulations” means the rules and regulations under the Code.

“Warehouse Sublease” means the sub-sublease proposed to be entered into between the Company and the Buyer in substantially the form attached as Exhibit E2

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Acquired Assets	2.1
Acquired Contracts	2.1(e)
Acquired Leases	2.1(a)
Acquired Intellectual Property	2.1(k)
Adjustment Note	2.8(b)
Assignment and Assumption Agreement	2.9(b)(i)(G)
Assumed Liabilities	2.4
Available Cash	2.8(a)
Buyer Notes	2.8(b)
Cash Payment Amount	2.8(a)
Closing	2.9(a)
Closing Date	2.9(a)
Closing Date Balance Sheet	2.10(a)
Closing Date Net Current Assets	2.10(a)
Current Assets	2.10(a)
Current Liabilities	2.10(a)
Estimated Buyer Shortfall Amount	2.8(a)
Estimated Closing Date Balance Sheet	2.7
Estimated Closing Date Net Current Assets	2.7

Definition	Defined
Estimated Purchase Price	2.7
Excess Net Current Assets	2.10(d)(i)
Excluded Assets	2.2
Inventories	2.1(d)
Net Current Assets Shortfall	2.10(d)(ii)
Purchasing Companies	2.1
Restricted Asset	2.11(a)
Retained Liabilities	2.5
Section 1060 Consideration	2.12
Selling Companies	2.1
Tangible Personal Property	2.1(b)
Target Closing Date	2.9(a)
Target Net Current Assets	2.6
Working Capital Note	2.8(a)
Worldwide Purchase Price	2.6

Article II.   Purchase of Acquired Assets and Closing

2.1           Purchase and Sale of Acquired Assets.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, or to cause the Selling Subsidiaries to sell (the Company and the Selling Subsidiaries being collectively referred to herein as the “Selling Companies”), to Buyer or such wholly-owned Subsidiaries of Buyer as Buyer may designate in writing to the Company prior to the Closing (Buyer and such designated wholly-owned Subsidiaries being collectively referred to as the “Purchasing Companies”), and Buyer agrees to buy, or to cause the other Purchasing Companies to buy, from the Selling Companies, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances listed on Schedule 3.7(c), all right, title and interest in and to all of the assets of the Company or the Selling Subsidiary, as applicable, that are used exclusively in the Business as conducted on the date hereof (collectively, the “Acquired Assets”), as more specifically described below (but excluding the Excluded Assets):

(a)           the leasehold interests in the real property leased or otherwise used or occupied by the Company exclusively for the Business as listed on Schedule 2.1(a)(i), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a), including all improvements and fixtures thereon and all rights and easements appurtenant thereto, including those listed on Schedule 2.1(a)(ii) but excluding such leases for which both (i) the Company is required to obtain a Required Consent pursuant to Section 5.5 and (ii) the Company has not obtained such Required Consent as of the Closing Date, unless otherwise agreed to by the parties (the “Acquired Leases”);

(b)           the machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than the Inventories) owned or leased by the Company exclusively for the Business under Capital Leases (wherever located and whether or not carried on the Company’s books) as listed on Schedule 2.1(b), as such schedule may be updated from time to time pursuant to

Section 10.11(b) or Section 2.3(a), together with any transferable express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of the Company relating to these items (the “Tangible Personal Property”);

(c)           all (i) accounts receivable and other rights to payment from customers of the Company related exclusively to the Business for goods sold or services rendered and the full benefit of all security for such accounts or rights to payment, (ii) other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes, and (iii) the Company’s rights related to any of the foregoing;

(d)           all inventories related exclusively to the Business, wherever located, including all finished goods, work in process, raw materials, ingredients, spare parts, packaging and all other materials and supplies to be used, consumed, sold, resold or distributed by the Company, together with any transferable express or implied warranty by the manufacturers or sellers of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and the Company’s rights related to any of the foregoing (the “Inventories”);

(e)           the Contracts related exclusively to the Business to which the Company is a party as listed on Schedule 2.1(e), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a), but excluding those Contracts for which both (i) the Company is required to obtain a Required Consent pursuant to Section 5.5(a) and (ii) the Company has not obtained such Required Consent as of the Closing Date, unless otherwise agreed to by the parties (the “Acquired Contracts”);

(f)           all Governmental Authorizations held by the Company related exclusively to the Business as listed on Schedule 2.1(f), as such schedule may be updated from time to time pursuant to Section 10.11(b)or Section 2.3(a), and all pending applications for or renewals of Governmental Authorizations;

(g)           Except as otherwise provided in the Master License Agreement, all sales and promotional literature used exclusively in the Business and all customer lists related to the Business, including those summarized on Schedule 2.1(g), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a), provided, however, that the Company shall be entitled to retain copies of all customer lists provided to Buyer pursuant to this Section 2.1(g);

(h)           the Owned Intellectual Property Rights (other than Software) related exclusively to the Business as listed on Schedule 2.1(h), as such schedule may be updated from time to time pursuant to Section 10.11(b)or Section 2.3(a), and all rights that the Company may have to institute or maintain any action to protect the same and recover damages for any infringement thereof including the right to recover damages for past infringement;

(i)           the Software licensed to the Company related exclusively to the Business as listed on Schedule 2.1(i), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a);

(j)           the Software (including, but not limited to, database interfaces) owned by the Selling Companies listed on Schedule 2.1(j), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a);

(k)           the Licensed-In Intellectual Property Rights related exclusively to the Business (other than Software) as listed on Schedule 2.1(k), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a), and all rights that the Company may have to institute or maintain any action to protect the same and recover damages for any infringement thereof, including the right to recover damages for past infringement (such Intellectual Property Rights, together with the Intellectual Property Rights described in Sections 2.1(g), 2.1(h),  2.1(i) and 2.1(j), the “Acquired Intellectual Property”);

(l)           all assignable insurance benefits, including rights and proceeds, arising from or relating exclusively to the Acquired Assets or the Assumed Liabilities prior to the Closing Date;

(m)           cash in the cash registers of each retail store of the Business as of the Closing Date;

(n)           the benefits of all prepaid expenses incurred by the Company with respect to the Business as of the Closing Date;

(o)           intangible assets related to the 1995 acquisition of Productivity Plus, Inc., by the Company;

(p)           all data and records related to the operations of the Selling Companies that are exclusively related to the Business, including referral sources, research and development reports and records, production reports and records, operating guides and manuals, financial and accounting records, studies, reports, correspondence and other similar documents and records and, with respect to any Hired Active Employee, copies of all personnel records; provided, however, that the Company shall be entitled to retain copies of all data and records provided to Buyer pursuant to this Section 2.1(p);

(q)           all of the going concern value and goodwill related to the Acquired Assets;

(r)           all claims of the Selling Companies against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(s)           copies of all transfer pricing reports or studies of any of the Selling Companies’ related to the Business; and

(t)           all prepaid expenses as listed on Schedule 2.1(t), as such schedule may be updated from time to time pursuant to Section 10.11(b)or Section 2.3(a), and all rights of the Selling Companies relating to deposits and prepaid expenses (other than Reimbursable Expenses), claims for refunds and rights to offset in respect thereof that are exclusively related to the Acquired Assets or the Business.

2.2           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all assets and property of the Company not specifically included in the Acquired Assets (the “Excluded Assets”), whether or not related primarily to the Business, are not part of the sale and purchase contemplated by this Agreement, are excluded from the Acquired Assets and will be retained by the Company and remain the property of the Company following the Closing, including, without limitation:

(a)           all rights of the Company under this Agreement and any other agreements between the Company and Buyer entered into on or after the date of this Agreement;

(b)           the Company’s records relating to the organization, maintenance, existence and good standing of the Company as a corporation, namely the Company’s (i) corporate charter, (ii) qualifications to conduct business as a foreign corporation, (iii) taxpayer and other identification numbers, (iv) minute books, (v) stock records, (vi) tax records, (vii) books of account and (vii) corporate seals;

(c)           any records that the Company is required by Law to retain in its possession (provided, that copies of any such records related primarily to the Business that are not “Excluded Assets” by another provision of this Section 2.2 will, to the extent permitted by Law, be provided to Buyer at the Closing);

(d)           those Governmental Authorizations and pending applications or renewals of governmental obligations that are nonassignable in accordance with their terms, all of which are listed on Schedule 2.2(d), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a);

(e)           except for the Acquired Intellectual Property, all Owned Intellectual Property;

(f)           subject to Section 2.1(l), all insurance policies and rights thereunder;

(g)           any shares of capital stock of the Company held in treasury and shares of stock of Subsidiaries;

(h)           all securities owned by or on behalf of the Company;

(i)           except as provided in Section 2.1(m), the Company’s cash and cash equivalents (including marketable securities and short-term investments);

(j)           accounts receivable and amounts receivable from any Insider;

(k)           those rights relating to deposits, prepaid expenses, claims for refunds and rights to offset listed on Schedule 2.2(k), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a), including rights relating to the payment of interest payable with respect to any of the foregoing;

(l)           all rights relating to any refund or claim for refund of Taxes of the Company, including but not limited to any Taxes arising as a result of the Company’s operation of the Business or ownership of the Acquired Assets prior to the Closing.

(m)           all rights in connection with, and with respect to the assets associated with, any Plan;

(n)           the assets listed on Schedule 2.2(n), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a);

(o)           all assets of the Company used or held for use in the conduct of the Excluded Businesses and not specifically transferred or conveyed pursuant to this Agreement;

(p)           all tax refunds owing to the Company or any Subsidiary of the Company including any Selling Subsidiary;

(q)           all value-added tax registration numbers of the Selling Companies; and

(r)           all assets or properties of the Company not specifically included in the Acquired Assets.

2.3           Recapture of Assets and Liabilities.

(a)           Within 60 days after the Closing Date, the parties, acting in good faith, shall jointly prepare final supplements, modifications or updates, as of the Closing Date, to any schedules previously delivered by the Company pursuant to this Article II, including, if applicable, any supplements, modifications or updates previously made in accordance with Section 10.11(b).  Any such post-closing supplements, modifications and updates shall supplement, amend and modify the Disclosure Schedule.

(b)           In the event that one of the parties, within one (1) year after the Closing Date, identifies any asset or liability that has been inadvertently transferred or not transferred pursuant to Sections 2.1, 2.2, 2.4 and 2.5 and reasonably should or should not have been transferred pursuant to such Sections, the parties agree to in good faith promptly correct such omission or inclusion, as appropriate.

2.4           Assumption of Assumed Liabilities.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume the following Liabilities of the Company (the “Assumed Liabilities”):

(a)           all executory Liabilities arising or to be performed after the Closing under all (i) Acquired Contracts and Acquired Leases, (ii) Acquired Contracts and Acquired

Leases described in (i) to the extent the same are amended after the date of this Agreement in accordance with this Agreement, (iii) Acquired Contracts and Acquired Leases entered into after the date of this Agreement in accordance with the provisions of this Agreement and (iv) those Acquired Contracts and Acquired Leases entered into after the date of this Agreement not in accordance with the provisions of this Agreement that Buyer expressly agrees to assume, in each case other than any Liability arising out of or relating to a breach of any Acquired Contract that occurred prior to the Closing;

(b)           any Liability arising under any Environmental Law arising from the operation of the Business after the Closing or the leasing, ownership or operation of the real property listed on Schedule 2.1(a)(i), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a), by Buyer or any other Purchasing Company after the Closing;

(c)           all of the Company’s accounts payable for goods and services exclusively related to the Business incurred in the Ordinary Course of Business that are either reflected on the Latest Balance Sheet or related to the Business and incurred by the Company in the Ordinary Course of Business between the date of the Latest Balance Sheet and the Closing (other than accounts payable to Insiders or Affiliates of the Company), and that remain unpaid without having given rise to a breach at the Closing;

(d)           any Liability related to the Rolled-Over Accrued Vacation; and

(e)           all of the Liabilities of the Company related to the Business and described on Schedule 2.4(e), as such schedule may be updated from time to time pursuant to Section 10.11(b)or Section 2.3(a).

2.5           Retained Liabilities.  The following Liabilities of the Selling Companies (the “Retained Liabilities”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Assumed Liabilities and will be retained by the Selling Companies and remain the sole responsibility of the Selling Companies following the Closing:

(a)           any Liability arising out of or relating to the Excluded Assets except for Liabilities that are Assumed Liabilities;

(b)           any Liability arising out of or relating to the Excluded Businesses except for Liabilities that are Assumed Liabilities;

(c)           any Liability under any Contract assumed by Buyer pursuant to Section 2.4 that arises prior to the Closing or arises after the Closing but that arises out of or relates to a breach of such Contract that occurred prior to the Closing;

(d)           any Liability in respect of any Pre-Closing Tax, including (i) any Taxes arising as a result of any Selling Company’s operation of its business or ownership of the Acquired Assets prior to the Closing and (ii) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement, except for that portion of transfer taxes specifically allocated to Buyer pursuant to Section 10.3;

(e)           any Liability arising under any Environmental Law in connection with the operation of the Business by the Selling Companies prior to the Closing or the Selling Companies’ leasing, ownership or operation of real property other than the real property listed on Schedule 2.1(a)(i);

(f)           any Liability under any Plan;

(g)           except as set forth in Section 2.4(d), any Liability arising out of or relating to any Selling Company’s disposition of an application for employment, the employment of any employee or the termination of the employment of any employee, whether or not the affected employee is hired by Buyer;

(h)           any Liability of the Selling Companies to any Insider or Affiliate of the Company;

(i)           any Liability to distribute to any of the Company’s shareholders or otherwise apply all or any part of the consideration received by the Company under this Agreement;

(j)           any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Selling Companies;

(k)           any Liability arising out of any Litigation (i) pending as of the Closing or (ii) commenced after the Closing and arising out of or relating to any occurrence, happening or situation existing prior to the Closing, including the Litigation listed on Schedule 3.13;

(l)           any Liability arising out of or resulting from any Selling Company’s compliance or non-compliance with any Law, Governmental Authorization or Governmental Order;

(m)           any Liability of the Selling Companies under this Agreement, the Ancillary Agreements or any other Contract between any of the Selling Companies and Buyer;

(n)           a payment obligation for goods or services provided to the Selling Companies before the Closing Date except to the extent assumed pursuant to Section 2.4(c);

(o)           any Liability based upon the Company’s acts or omissions with respect to the Excluded Businesses occurring after the Closing; and

(p)           notwithstanding any provision to the contrary in this Agreement, any Liability listed on Schedule 2.5(p), as such schedule may be updated from time to time pursuant to Section 10.11(b) or Section 2.3(a).

2.6           Purchase Price.  The aggregate consideration for the Acquired Assets (the

“Worldwide Purchase Price”) is $32,000,000, plus the amount, if any, by which the Closing Date Net Current Assets (as defined in Section 2.10(a)) exceeds $10,100,000 the Target Net Current Assets or minus the amount, if any, by which the Target Net Current Assets exceeds the Closing Date Net Current Assets.  “Target Net Current Assets” means $10,100,000, provided that, if pursuant to Section 5.9 the Mexico Disposition occurs prior to the Closing, such amount will be reduced by an amount equal to the excess of the Current Assets transferred in the Mexico Disposition over the Current Liabilities transferred in the Mexico Disposition.

2.7           Estimated Purchase Price.  At least two business days prior to the Closing Date, the Company will deliver to Buyer an estimated balance sheet (the “Estimated Closing Date Balance Sheet”) for the Business as of the close of business on the Closing Date with respect to the Acquired Assets and the Assumed Liabilities and in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements).  The Estimated Closing Date Balance Sheet will include a determination of the Estimated Closing Date Net Current Assets of the Business as of the close of business on the Closing Date.  “Estimated Closing Date Net Current Assets” means the excess of Current Assets over Current Liabilities (as those terms are defined in Section 2.10(a)) shown on the Estimated Closing Date Balance Sheet.  “Estimated Purchase Price” means an amount equal to $32,000,000, plus the amount, if any, by which the Estimated Closing Date Net Current Assets exceeds the Target Net Current Assets or minus the amount, if any, by which the Target Net Current Assets exceeds the Estimated Closing Date Net Current Assets.

2.8           Payment of the Worldwide Purchase Price.  Buyer will pay the Worldwide Purchase Price by delivery to the Company of the following:

(a)           At Closing, a cash amount equal to the Estimated Purchase Price plus the amount of any Reimbursable Expenses; provided, however, that if the sum or difference, as applicable, of the aggregate amount of any Reimbursable Expenses plus the amount, if any, by which the Estimated Closing Date Net Current Assets exceeds the Target Net Current Assets or minus the amount, if any, by which the Target Net Current Assets exceeds the Estimated Closing Date Net Current Assets results in a positive amount payable by Buyer to the Company (the “Estimated Buyer Shortfall Amount”), then, only to the extent Buyer reasonably determines in good faith that it has insufficient Available Cash to fund the payment of the Estimated Buyer Shortfall Amount, Buyer may deliver to the Company at Closing a subordinated promissory note with an aggregate principal amount equal to such amount of the Estimated Buyer Shortfall Amount that Buyer is not able to fund in cash (the “Working Capital Note”) (the amount of cash to be delivered to the Company at Closing pursuant to this Section 2.8(a) shall be referred to as the “Cash Payment Amount”).  “Available Cash” means any cash on hand or available to Buyer, including from equity contributions, bank lines of credit or working capital, taking into account actual or projected operating cash flow requirements of Buyer.  The Working Capital Note will be in a form reasonably acceptable to the Company and Buyer, each acting in good faith, and will provide for the payment of the principal amount, and accrued and unpaid interest at a rate per annum equal to the interest rate applicable to the Company’s line of credit with the Company’s then current senior lender as of the Closing Date plus an additional 100 basis points, as soon as Buyer has Available Cash following the Closing but in no case later than six months following the Closing Date.  If Buyer delivers a Working Capital Note and subsequent to the Closing the parties determine there is a Net Current Asset Shortfall pursuant to Section 2.10(d)(ii), then the amount of such Net Current Asset Shortfall shall reduce any accrued interest and then principal owing under the Working Capital Note as set forth in Section 2.10(d)(ii); and

(b)           If the parties determine there are Excess Net Current Assets pursuant to Section 2.10(d)(i), then Buyer will pay to the Company an aggregate cash amount equal to the Excess Net Current Assets as set forth in Sections 2.10(d)(i) and (e); provided, however, if Buyer reasonably determines in good faith that it has insufficient Available Cash to fund such cash payment of the amount of such Excess Net Current Assets, then Buyer may deliver to the Company an additional subordinated promissory note with an aggregate principal amount equal to the amount of such Excess Net Current Assets that Buyer is not able to fund in cash (the “Adjustment Note” and together with the Working Capital Note, the “Buyer Notes”).  The Adjustment Note will be in a form reasonably acceptable to the Company and Buyer, each acting in good faith, and will be payable and will bear interest on the same terms as the Working Capital Note.

2.9           The Closing.

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at 136 South Main Street, Suite 1000, Salt Lake City, UT  84010 at 10:00 a.m. within three business days following satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing provided that the parties are then able to satisfy such conditions) (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by Buyer and the Company, in which case Closing Date means the date so agreed.  The parties currently contemplate that the Closing will occur on or before July 31, 2008 (the “Target Closing Date”).  The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.  The Closing will be effective as of the close of business on the Closing Date.

(b)           At the Closing:

(i)           the Company will deliver to Buyer:

(A)           a certificate of an appropriate officer of the Company dated the Closing Date stating that the conditions set forth in subsections (a) through (i) of Section 7.1 have been satisfied;

(B)           the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of the Company;

(C)           each Ancillary Agreement to which the Company is a party, duly executed by the Company;

(D)           a contribution of $1,735,500 to Buyer, by wire transfer of immediately available funds to the account designated by Buyer to the Company no later than three business days prior to the Closing, to acquire a 19.5% equity interest in Buyer, before giving effect to any grants of interest to certain employees of the Company in connection with the Closing, as contemplated in the Buyer Operating Agreement;

(E)           a contribution of $1,000,000 to Buyer, by wire transfer of immediately available funds to the account designated by Buyer to the Company no later than three business days prior to the Closing, constituting the FC Priority Contribution (as defined in the Buyer Operating Agreement);

(F)           a bill of sale for the Acquired Assets that are Tangible Personal Property in substantially the form of Exhibit F, duly executed by the Company, and other substantially similar bills of sale duly executed by other Selling Companies to the extent any such Acquired Assets that are Tangible Personal Property are owned by such other Selling Companies;

(G)           an assignment of Acquired Assets that are intangible rights and property (including Contracts) in substantially the form of Exhibit G duly executed by the Company, which assignment shall also contain Buyer’s assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), and other substantially similar assignment and assumption agreements duly executed by other Selling Companies and/or other Purchasing Companies to the extent any such Acquired Assets that are intangible rights and property (including Contracts) are owned by such other Selling Companies and/or Assumed Liabilities are being assumed by other Purchasing Companies;

(H)           any instruments, agreements or documents, including any Foreign Transfer Agreements, required for the transfer of Foreign Assets by Selling Subsidiaries;

(I)           assignments of the Acquired Intellectual Property, duly executed by the Company, together with other agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer’s counsel, to assign all of the Company’s rights and interests in and to the Acquired Intellectual Property to Buyer;

(J)           appropriate instruments of transfer for Acquired Assets subject to certificate of title, if any, duly executed by the Company;

(K)           assignments and assumptions or other appropriate documents (pursuant to the Assignment and Assumption Agreement or otherwise) for the assignment of the Acquired Leases and other Acquired Assets under leases accompanied by estoppel certificates acceptable to Buyer, duly executed by the Company and any other appropriate parties; and

(L)           duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer’s counsel, to release any and all Encumbrances against the Acquired Assets, other than Permitted Encumbrances and Encumbrances listed on Schedule 3.7(c).

All actions to be taken in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to Buyer.

(ii)           Buyer will deliver to the Company:

(A)           a cash payment equal to the Cash Payment Amount by wire transfer of immediately available funds to the account designated by the Company to Buyer no later than three business days prior to the Closing;

(B)           if applicable, the Working Capital Note, as provided in Section 2.8(a);

(C)           a certificate of an appropriate officer of Buyer dated the Closing Date stating that the conditions set forth in subsections (a) through (d) of Section 7.2 have been satisfied;

(D)           the text of the resolutions adopted by the single member and manager of Buyer authorizing the execution, delivery and performance of this Agreement, including the issuance of the Buyer Notes, certified by a manager of Buyer;

(E)           assumptions of leases or other appropriate documents for the Acquired Leases and other Acquired Assets under leases, duly executed by Buyer or other Purchasing Company, as appropriate; and

(F)           each Ancillary Agreement to which Buyer, or other Purchasing Company, is a party, duly executed by Buyer or such Purchasing Company, as appropriate.

All actions to be taken in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to the Company.

(c)           All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

2.10           Post-Closing Adjustment to Estimated Purchase Price.

(a)           The Company will promptly prepare and deliver to Buyer within 60 days after the Closing Date a balance sheet (the “Closing Date Balance Sheet”) for the Business as of the close of business on the Closing Date with respect to the Acquired Assets and the Assumed Liabilities and in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements.  The Closing Date Balance Sheet will include a determination of the Closing Date Net Current Assets of the Business as of the close of business on the Closing Date.

“Closing Date Net Current Assets” means the excess of Current Assets over Current Liabilities shown on the Closing Date Balance Sheet.  “Current Assets” means the current assets shown on a balance sheet that are Acquired Assets and are not Excluded Assets.  “Current Liabilities” means the current liabilities shown on a balance sheet that are Assumed Liabilities and are not Retained Liabilities, excluding the short-term portion of any long-term Liability.  The Company will make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to Buyer and its accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Buyer of the Closing Date Balance Sheet and (ii) the resolution by the Company and Buyer of any objections to the Closing Date Balance Sheet.

(b)           Buyer may object to the Closing Date Balance Sheet on the basis that it was not prepared in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements or that the calculation of Closing Date Net Current Assets contains mathematical errors.  If Buyer has any objections to the Closing Date Balance Sheet or the Closing Date Net Current Assets, Buyer will deliver a detailed statement describing such objections to the Company within 30 days after receiving the Closing Date Balance Sheet.  Buyer and the Company will attempt in good faith to resolve any such objections.  If Buyer and the Company do not reach a resolution of all objections within 30 days after the Company has received the statement of objections, Buyer and the Company will select a mutually acceptable accounting firm to resolve any remaining objections.  If Buyer and the Company are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Buyer and the Company).  The accounting firm will determine, in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Current Assets.  The parties will provide the accounting firm, within 10 days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections.  The Company and the Buyer, as applicable, will provide the accounting firm access to the books and records of the Company.  The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection.  The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties.  The Company will revise the Closing Date Balance Sheet and the determination of the Closing Date Net Current Assets as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 2.10(b).

(c)           If Buyer and the Company submit any unresolved objections to an accounting firm for resolution as provided in Section 2.10(b), Buyer and the Company will each bear their respective costs and expenses and will share equally in the fees and expenses of the accounting firm.

(d)           Within 10 business days after the date on which the Closing Date Net Current Assets is finally determined pursuant to this Section 2.10:

(i)           If the Closing Date Net Current Assets exceeds the Estimated Closing Date Net Current Assets (the amount of such excess, the “Excess Net Current Assets”),

 Buyer will pay to the Company an aggregate amount equal to the Excess Net Current Assets, or, as provided in Section 2.8(b), deliver to the Company the Adjustment Note.

(ii)           If the Closing Date Net Current Assets is less than the Estimated Net Current Assets (the amount of such difference, the “Net Current Assets Shortfall”), the aggregate amount of accrued interest and then principal owing pursuant to the Working Capital Note, if any, will be reduced by an amount equal to the Net Current Assets Shortfall, and, to the extent the Net Current Assets Shortfall exceeds the amount owing pursuant to the Working Capital Note, if any, the Company will pay the balance to Buyer.

(e)           All payments of cash to be made to Buyer or the Company pursuant to this Section 2.10 will be made by wire transfer of immediately available funds to the accounts designated by Buyer or the Company, as applicable, no later than three business days after the date on which the Closing Date Net Current Assets is finally determined.

(f)           Any payment made pursuant to this Section 2.10 will be the exclusive remedy provided in this Agreement or otherwise for any breach of representation or warranty with respect to any element of the Closing Date Balance Sheet.

(g)           Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

2.11           Unobtained Consents.  If the Company has not obtained a Required Consent and, irrespective of such failure, the Closing occurs, then, notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement:

(a)           with respect to any Contract, Governmental Authorization or other item with respect to which such Required Consent was not obtained, and which would have, if such Required Consent had been obtained, been an Acquired Asset (each a “Restricted Asset”), Buyer shall (unless otherwise mutually agreed to by the Company and the Buyer in writing) exclude such Restricted Asset from the Acquired Assets so that, unless and until the applicable Required Consent is obtained after the Closing, neither this Agreement nor any instrument delivered at the Closing will constitute an assignment or transfer of such Restricted Asset or any interest arising thereunder or resulting therefrom;

(b)           the Company will continue to use commercially reasonable efforts to obtain all such Required Consents as soon as practicable following Closing, and, prior to obtaining such Required Consents, the Company will continue to operate any Restricted Assets pursuant to the terms of the Master Shared Services Agreement; and

(c)           with respect to any Restricted Asset that has been excluded from the Acquired Assets pursuant to Section 2.11(a), if the applicable Required Consent is obtained following the Closing Date, such Restricted Asset shall immediately be deemed to be included in the Acquired Assets pursuant to the terms of the Assignment and Assumption Agreement.

2.12           Allocation.  The Worldwide Purchase Price and those Assumed Liabilities, costs and other items included in “consideration” for purposes of Code Section 1060 (the “Section 1060 Consideration”) shall be allocated among the Acquired Assets in accordance with this

Section 2.12 (this allocation among the Acquired Assets, the “Allocation”).  Any Assumed Liabilities included in the Section 1060 Consideration shall be allocated to the Selling Company in connection with which such Assumed Liabilities were incurred.  The Allocation shall include an allocation among the Foreign Assets, with reference to each country in which the Foreign Assets are located.  The Allocation shall be based on the fair market values of the Acquired Assets as of the Closing Date as determined and allocated in accordance with Code Section 1060 and the Treasury Regulations thereunder, with the fair market values of the accounts receivable and inventory included in the Acquired Assets determined in accordance with GAAP such that tangible assets in these categories are valued at book value as of the Closing Date.  As soon as reasonably practicable (and in any event within one hundred twenty (120) days) after the Closing Date, the Company and the Buyer shall work together in good faith to finalize the Allocation to reflect the final determinations of the fair market values of assets as of the Closing Date and any changes to the Section 1060 Consideration, and the Allocation as so finalized shall become the “Final Allocation”, which shall be final and binding upon all the parties.  If the Company and the Buyer are unable to finalize the Allocation during such one hundred twenty (120) day period, then the Company and the Buyer shall submit only those disputed items that have not been resolved to an independent accountant mutually chosen by the Company and the Buyer for determination, provided, however, that the basis for dispute shall not include any objection to the methodology used to determine the fair market value of the accounts receivable and inventory.  The independent accountant’s determination as to each item of dispute shall be binding on the parties, and the Allocation shall be amended in accordance with the independent accountants’ determination (as to the disputed items) and the agreement of the Company and the Buyer (as to the items that are not disputed) and shall become the Final Allocation.  If any adjustment is subsequently made to the Section 1060 Consideration pursuant to the terms of this Agreement, the Buyer and the Company shall agree to an amended Allocation in accordance with the above procedures, and such amended allocation (the “Amended Allocation”) shall replace the Final Allocation.  Within fifteen (15) days after the Allocation has been determined in accordance with this Section 2.12, the Buyer shall cause to be prepared and delivered to the Company IRS Forms 8594 and any required exhibits thereto, and any similar forms required under applicable state, local or foreign Law governing Taxes, which shall conform to the Final Allocation, and the Company and the Purchasing Companies shall each timely file: (a) the applicable Form(s) 8594 with the IRS in accordance with the requirements of Code Section 1060; and (b) such other forms with the applicable Taxing Authorities in accordance with the requirements of the applicable Law.  Any subsequent adjustment to the Section 1060 Consideration reflected in an Amended Allocation shall be reflected in one or more amended Forms 8594 and applicable state, local or foreign Tax forms that the Company shall cause to be prepared and delivered to the Company within fifteen (15) days after determination of an Amended Allocation. The Company and the Purchasing Company shall, and shall cause their respective Affiliates to, each report, act, and file Tax Returns in all respects and for all purposes (including for purposes of Code Section 704(c)) consistent with the Final Allocation (or Amended Allocation, as applicable).  The parties agree that they will not take, nor will they permit any of their respective Affiliates to take, for Tax purposes, any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocations unless required to do so by applicable Law.

2.13           Foreign Transfer Agreements.  For those foreign jurisdictions where (i) applicable laws in such jurisdiction require any of the parties to be a party to a Foreign Transfer Agreement in order to effect the sale, assignment, transfer or delivery (as the case may be) of

Acquired Assets in such jurisdiction, or (ii) a Foreign Transfer Agreement is otherwise deemed necessary or appropriate for tax or other purposes, the applicable Selling Subsidiary and Buyer or the appropriate Purchasing Company shall negotiate in good faith to enter into a Foreign Transfer Agreement for each such jurisdiction between the date hereof and the Closing Date.

2.14           Further Assurances.  On and after the Closing Date, the Company and Buyer will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other party to carry out any of the provisions of this Agreement.

Article III.  Representations and Warranties of the Company.

The Company jointly and severally represents and warrants to Buyer and the Purchasing Companies, and each of the Selling Subsidiaries severally represents and warrants to Buyer and the Purchasing Companies, except as described in the Disclosure Schedule and the Company SEC Reports and only with respect to the representations and warranties applicable to such Selling Company, that, as of the date of this Agreement:

3.1           Incorporation; Power and Authority.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all necessary power and authority to own, lease and operate its assets and to carry on the Business as it is currently conducted.  The Company is duly qualified to do business in each jurisdiction in which the nature of the Business or its ownership of the Acquired Assets requires it to be so qualified, except for where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The Company has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

(b)           Each Selling Subsidiary is duly organized and validly existing, and has all necessary power and authority to own, lease and operate its assets and to carry on the Business as it is currently conducted by such selling subsidiary.  Each Selling Subsidiary is duly qualified to do business in each jurisdiction in which the nature of the Business or its ownership of the Acquired Assets requires it to be so qualified, except for where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  For each Selling Subsidiary, Schedule 3.1(b) lists the jurisdiction of its organization and its form as a legal entity.  Each Selling Subsidiary has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

3.2           Valid and Binding Agreement.  The execution, delivery and performance by the Company of this Agreement, and the Ancillary Agreements to which it will become a party, has been duly and validly authorized by all necessary corporate action.  The execution, delivery and performance by each Selling Subsidiary of the Ancillary Agreements to which each it will become a party, has been duly and validly authorized by all necessary corporate action of such selling Subsidiary.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which a Selling

Company will become a party, when executed and delivered by such Selling Company, will constitute the valid and binding obligation of such Selling Company, as applicable, enforceable in accordance with its terms, subject to the Remedies Exception.  The Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, by the requisite vote of the directors, has determined that this Agreement and the transactions contemplated by this Agreement to be advisable and fair to and in the best interest of the Company and its shareholders and no such declaration, approval, adoption or recommendation has been changed, withdrawn or revoked.

3.3           No Breach; Consents.  The execution, delivery and performance of this Agreement will not (a) contravene any provision of the Organizational Documents of the Company or any Selling Subsidiary; (b) violate or conflict with any material Law, Governmental Order or Governmental Authorization applicable to any Selling Company; (c) except as set forth on Schedule 3.3, conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Acquired Contract that is either binding upon or enforceable against any Selling Company or any Governmental Authorization that is held by any Selling Company; or (d) result in the creation of any material Encumbrance upon any of the Acquired Assets.

3.4           SEC Filings; Financial Statements.

(a)           The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Company SEC Reports”) with the SEC.  The Company SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report that was superseded by subsequent Company SEC Reports.

(b)           The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

(c)           As provided on Schedule 3.4, the unaudited balance sheet as of March 1, 2008 (“Latest Balance Sheet Date”) of the Company relating to the Business (the “Latest Balance

Sheet”) and the unaudited statements of income, changes in shareholders’ equity and cash flows of the Company relating to the Business for the six-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”) are based upon the books and records of the Company, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly, in all material respects, the financial position, results of operations and cash flows of the Business at the respective dates and for the respective periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to year-end adjustments, none of which are material.

3.5           Absence of Undisclosed Liabilities.  Except as reflected or expressly reserved against in the Latest Balance Sheet, no Selling Company has any Liability relating to the Business, except Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business.

3.6           Absence of Certain Developments.  Except for the Restructuring Plan, since the Latest Balance Sheet Date, the Selling Companies have conducted the Business in the Ordinary Course of Business consistent with past practice and have not experienced any development or change which, individually or in the aggregate, has resulted in or which would be reasonably likely to result in a Material Adverse Effect.

3.7           Property.

(a)           As of the date of this Agreement, the real properties demised by the leases listed on Schedule 3.7(a) constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Selling Companies relating exclusively to the Business.

(b)           As of the date of this Agreement, the leases listed on Schedule 3.7(a) are in full force and effect, and the applicable Selling Company holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 3.7(a).

(c)           The Selling Companies have (i) good and marketable title to all of the Acquired Assets purported to be owned by them and (ii) have good leasehold title to all Acquired Assets purported to be leased by them, in each case free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Schedule 3.7(c).

3.8           Accounts Receivable.  All notes and accounts receivable of the Company relating to the Business are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and are subject to no setoff or counterclaim.  All Accounts Receivable that are reflected on the Latest Financial Statements or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Latest Financial Statement or on the Closing Date Balance Sheet (which reserves are adequate and calculated consistent with past practice).

3.9           Inventory.  The inventory of raw materials, work in process, supplies and finished goods of the Company relating to the Business consists of items of a quality and quantity usable and, with respect to finished goods only, salable at normal profit levels, in each case, in the Ordinary Course of Business.  The inventory of finished goods is not slow-moving (as determined in accordance with past practices), obsolete, damaged or defective, subject only to any reserve for inventory on the face of the Latest Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business.

3.10           Tax Matters.

(a)           Each Selling Company has properly prepared and duly and timely filed (or has had timely filed on its behalf), taking into account all valid extensions of time for filing such Tax Returns, each Tax Return that it was required to file in respect of any Taxes by any Taxing Authority.  All such Tax Returns are complete and accurate in all material respects and properly reflect the Taxes of each Selling Company or otherwise relating to the Acquired Assets and the Business for the periods covered thereby.  Schedule 3.10 identifies, by jurisdiction and type of Tax, all Tax Returns relating to the Business and the Acquired Assets (other than Tax Returns related to locations of the Business that have closed since December 31, 2004 ) that any of the Selling Companies has filed with any Taxing Authority for any Tax period ending on or after December 31, 2004 and the required frequency of filing for such Tax Returns.

(b)           Each Selling Company has timely paid or caused to be paid, or will timely pay or cause to be paid, all material Taxes required to be paid by it with respect to the Business and the Acquired Assets with respect to periods on or prior to the Closing, whether such payment is due prior to or after the Closing.

(c)           Each Selling Company has complied with all material requirements of Law in relation to the withholding and reporting of employment and withholding Taxes and other Taxes with respect to the Business and the Acquired Assets; has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld or paid under applicable Law with respect to the Business and the Acquired Assets, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, shareholder or other third party; and has duly completed and timely filed all forms W-2 and 1099 and Schedules K-1 required with respect thereto.

(d)           There are no Encumbrances for Taxes upon any Acquired Assets, except Encumbrances for Taxes not yet due.

(e)           There are no proceedings or claims pending or, to the Knowledge of the Company, threatened against any of the Selling Companies which proceeding or claim would be relevant to the Tax position or reporting requirements of any of the Selling Companies or otherwise with respect to the Acquired Assets or the Business after the Closing, nor are there any matters which are the subject of written correspondence between any of the Selling Companies (in relation to the Business), on the one hand, and any Taxing Authority, on the other hand, regarding or relating to claims for additional Taxes, proposed or assessed penalties, interest or deficiencies which would be relevant to the Tax position or reporting requirements of any of the

Selling Companies or otherwise with respect to the Acquired Assets or the Business after the Closing.

(f)           No waiver or extension of any time period or applicable statute of limitations with respect to the assessment or payment of Taxes in any jurisdiction has been (or, as of the Closing, will have been) granted or agreed to by or on behalf of any of the Selling Companies with respect to the Business and the Acquired Assets.

(g)           No claim has ever been made with respect to any of the Selling Companies by a Taxing Authority with respect to the Business and the Acquired Assets in a jurisdiction (i) where such Selling Company does not file Tax Returns with respect to the Business and the Acquired Assets, that it may be subject to taxation by that jurisdiction or (ii) where such Selling Company files Tax Returns but does not compute its Tax with respect to the Business and the Acquired Assets on the basis of its net income attributable to such jurisdiction, that it is or may be subject to Tax with respect to the Business and the Acquired Assets on the basis of its net income attributable to such jurisdiction.

(h)           Schedule 3.10 sets forth each foreign country in which any of the Selling Companies has a “permanent establishment”, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country with respect to the Business and the Acquired Assets.  None of the Selling Companies has conducted operations with respect to the Business and the Acquired Assets in any other foreign countries that have exposed, or will expose, it to the Tax jurisdiction of any such foreign jurisdiction.

(i)           The Selling Companies have each complied with all material transfer pricing requirements applicable to such Selling Company or the Business with respect to the Business and the Acquired Assets under applicable Law.

(j)           No Selling Company has entered into any agreement (including any advance pricing agreement or closing agreement) with any Taxing Authority with respect to Taxes, or requested or received a ruling from any Taxing Authority with respect to Taxes that would be relevant to the Tax position or reporting requirements of any of the Purchasing Companies or otherwise with respect to the Acquired Assets or the Business after the Closing.

(k)           None of the Acquired Assets is tax-exempt use property as defined by Section 168(h) of the Code.

(l)           None of the Acquired Assets is property that is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(m)           None of the Assumed Liabilities, individually or in the aggregate, could obligate Buyer to make a payment that would not be deductible under Code Section  4999.  Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby will result in payment of any “parachute payment” as defined for purposes of Code Section 280G.

(n)           To the Knowledge of the Company, none of the Selling Companies has liabilities for unpaid Taxes that would be imposed on the Buyer as a result of the consummation of the transactions contemplated herein and in the Ancillary Agreements.

(o)           Each Selling Company, to the extent required, is registered for all value added tax purposes.

(p)           None of the Foreign Assets have, at any time, been (i) located within the United States (with respect to tangible personal property), (ii) used within the United States (with respect to intangible personal property), or (iii) used by any of the Selling Companies with respect to the conduct of any trade or business conducted within the United States.

3.11           Intellectual Property Rights.

(a)           Schedules 2.1(h), (i), (j) and (k) set forth an accurate and complete list of the Acquired Intellectual Property.

(b)           To the Selling Companies’ Knowledge, except as set forth in Schedule 3.11(b), no Selling Company has disclosed, nor is any Selling Company under any contractual or other obligation to disclose, to another person any material trade secret included in the Acquired Intellectual Property, except pursuant to an enforceable confidentiality agreement or undertaking, and no person has materially breached any such agreement or undertaking.  The Selling Companies have a practice of requiring all persons who create, invent or contribute to the Acquired Intellectual Property to execute a customary confidentiality and assignment agreement.

(c)           Except as set forth in Schedule 3.11(c), the Selling Companies own exclusively all right, title and interest in and to all of the Acquired Intellectual Property, free and clear of any and all Liens, encumbrances or, to the Selling Companies’ Knowledge, other adverse ownership claims (other than Permitted Encumbrances), and no Selling Company has received, within three years prior to the date hereof, any notice or claim challenging any Selling Company’s ownership of the Acquired Intellectual Property, nor, to the Selling Companies’ Knowledge, is there a reasonable basis for any claim that the Selling Companies do not so own any of the Acquired Intellectual Property.

(d)           Except as set forth in Schedule 3.11(d), to the Selling Companies’ Knowledge, the registered Acquired Intellectual Property, other than patents, is valid and enforceable, and the Selling Companies are not aware (with no duty to investigate) of any basis upon which any registered patent would not be valid and enforceable.  To the Selling Companies’ Knowledge, no Selling Company has received any notice or claim challenging or questioning the validity or enforceability of the Acquired Intellectual Property.

(e)           The Selling Companies have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the material registered Acquired Intellectual Property.

(f)           To the Selling Companies’ Knowledge, none of the Acquired Intellectual Property infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property Rights of any third party which could reasonably be expected to have a

Material Adverse Effect, and, except as set forth in Schedule 3.11(f), to the Selling Companies’ Knowledge, no Selling Company has received any notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is occurring or has occurred, nor is there any reasonable basis therefor, which could reasonably be expected to have a Material Adverse Effect.  No material Acquired Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by any Selling Company.  To the Selling Companies’ Knowledge, no third party is misappropriating, infringing, diluting or violating any Acquired Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

3.12           Acquired Contracts.  Schedule 3.12 sets forth a complete list of all material Contracts to which the Company or any Selling Subsidiary is a party and that are material to the operation of the Business, copies of which have been made available to Buyer prior to the Closing.  Each Contract listed on Schedule 3.12 is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  Each Selling Company has performed all obligations required to be performed by it in connection with each Contract listed on Schedule 3.12 except where the failure to do so would not result in a Material Adverse Effect or as otherwise set forth in Schedule 3.12.  No Selling Company has received any notice of any claim of default by it, and no Selling Company has any Knowledge of any circumstances that are reasonably likely to result in a default by it, under or termination of any Contract listed on Schedule 3.12 except where the failure to do so would result in a Material Adverse Effect or as otherwise set forth in Schedule 3.12.

3.13           Litigation; Liabilities.  Except as set forth in Schedule 3.13, no material Litigation relating to the Acquired Assets or the Business is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there is no reasonable basis for any material Litigation against the Company related to the Acquired Assets or the Business.  No Selling Company is subject to any outstanding Governmental Order related to the Business.

3.14           Compliance with Laws; Governmental Authorizations.

(a)           Each Selling Company has complied in all material respects with all applicable Laws and Governmental Orders applicable to the Business.  With respect to the Business, no Selling Company is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to the Purchasing Companies after the Closing.

(b)           Each Selling Company has in full force and effect all material Governmental Authorizations necessary to conduct the Business and own and operate the Acquired Assets.  Schedule 3.14(b) lists each Governmental Authorization held by each Selling Company.  The Company and each Selling Subsidiary has complied with all Governmental Authorizations applicable to the Business.

3.15           Employees.

(a)           Except as disclosed in Schedule 3.15(a), within the last five years, no Selling Company has experienced and, to the Knowledge of the Company, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state or other Law related to employees primarily operating the Business.  Except as disclosed in Schedule 3.15(a), no Litigation is pending or, to the Knowledge of the Company, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing related to the operation of the Business.

(b)           No employee of any Selling Company employed primarily in the operation of the Business is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(c)           The Selling Companies have paid in full to all employees employed primarily in the operation of the Business all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(d)           Except for layoffs in the Ordinary Course of Business or contemplated pursuant to the Restructuring Plan, and other layoffs or reductions noted in Schedule 3.15(d), there has been no lay-off of employees employed primarily in the operation of the Business or work reduction program undertaken by or on behalf of any Selling Company in the past two years, and no such program has been adopted by any Selling Company or publicly announced.

3.16           Employee Benefits.

(a)           Schedule 3.16(a) lists all Plans by name and provides a brief description identifying (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Company or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Company, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)           Except as listed on Schedule 3.16(b), neither the Company nor any ERISA Affiliate has ever maintained or contributed to any pension plan that is subject to Title IV of ERISA.  None of the Acquired Assets is subject to any lien under Section 412(n) of the Code or Section 4068 of ERISA.  The Company has no unsatisfied liabilities, or is reasonably expected to incur any liabilities, that could become a liability of Buyer with respect to any Plan, and, with respect to each such Plan, full payment has been made of all amounts that the Company is required, under the terms of each such plan, to have paid as contributions to that Plan.  Each Plan to which the Company contributes on behalf of its employees that is intended to be a tax qualified Plan under Section 401(a) of the Code is in fact so qualified and the Plan provider has received a determination letter from the IRS as to the tax qualified status of the prototype documents upon which the Plan is based, and the Plan is in material compliance with ERISA and the Code as to both form and operation.

(c)           Schedule 3.16(c) lists each employee of the Company employed primarily in the Business who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment or any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

3.17           Insurance.  Schedule 3.17 lists all insurance policies maintained by the Selling Companies related to the Business. All such policies are in full force and effect, have been issued by an insurer that is financially sound and reputable, all premiums due and payable thereon have been paid, no cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation, and, when taken together, provide adequate insurance coverage for the Acquired Assets and the operations of the Selling Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Business. There is no claim pending under any such policies as to which coverage has been questioned, denied or disputed.

3.18           Suppliers.  Schedule 3.18 lists the 10 largest suppliers of the Business for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company attributable to such supplier for each such period.  No supplier listed on Schedule 3.18 is a sole source of supply for the Company.  No supplier listed on Schedule 3.18 has indicated that it will stop or decrease the rate of business done with the Company.

3.19           Environmental Matters. The Selling Companies are and have at all times been in material compliance with all Environmental Laws.  There is no Environmental Claim pending or, to the Knowledge of the Selling Companies, threatened against any of the Selling Companies.  To the knowledge of the Selling Companies, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of an Environmental Claim against any of the Selling Companies.  The Company has delivered to Buyer all reports, authorizations, disclosures and other documents of which they are aware relating in any way to the status of any real property demised by the Acquired Leases or otherwise relating to the Companies with respect to any Environmental Law. For purposes of this Section 3.19, “Environmental Claim” means any notice or claim by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, Liens or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any material or form of energy at any location, or (B) any violation, or alleged violation, of any Environmental Law.

3.20           Brokerage.  Except for ThinkEquity Partners LLC, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Buyer is or could become liable or obligated.

3.21           Entire Business.  The Acquired Assets and the Owned Intellectual Property Rights licensed pursuant to the Master License Agreement constitute all the assets that are in use in the Business as conducted by the Selling Companies immediately prior to the date of this Agreement and, together with the services and licenses provided in connection with the Ancillary Agreements, they are all of the assets and services that are necessary for the conduct of the Business in the Ordinary Course of Business.

3.22           No Premium.  None of the amounts payable by the Purchasing Companies for the products or services under the Ancillary Agreements represent an allocation or transfer of any portion of the Worldwide Purchase Price.  The amounts payable by the Purchasing Companies under each of the Master Shared Services Agreement and the Leases are based upon historical allocations of costs by the Company attributable to providing similar services, in the case of the Master Shared Services Agreement, or leased space, in the case of the Leases, to the Business prior to the date hereof.  Any amounts payable by the Purchasing Companies under the Master License Agreement and the Supply Agreement represent agreed upon economic terms relating to licenses, products and services contemplated in such agreements and do not represent an allocation or transfer of any portion of the Worldwide Purchase Price.

3.23           No Other Representations or Warranties.  Except for the representations and warranties of the Selling Companies expressly set forth in this Article III, no Selling Company or any other Person makes any other express or implied representation or warranty on behalf of any Selling Company, or otherwise in respect of the Business, the Acquired Assets or the Assumed Liabilities.

Article IV.  Representations and Warranties of Buyer

Buyer represents and warrants to the Company that as of the date of this Agreement:

4.1           Incorporation; Power and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

4.2           Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which any Purchasing Company will become a party has been or will be duly and validly authorized by all necessary action.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.  Each

Ancillary Agreement to which any Purchasing Company will become a party, when executed and delivered by such Purchasing Party, will constitute the valid and binding obligation of such Purchasing Party, enforceable against Purchasing Party in accordance with its terms, subject to the Remedies Exception.

4.3           Capitalization.  Peterson Partners V, L.P., a Delaware limited partnership (“Peterson Partners V”), is the record holder of all of the issued and outstanding membership interests of Buyer.  Buyer has no other securities outstanding that would be entitled to vote on the approval of the transactions contemplated by this Agreement.  As of the Closing, the ownership of Buyer will be as set forth in the Buyer Operating Agreement.

4.4           No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which any Purchasing Company will become a party will not (a) contravene any provision of the Organizational Documents of such Purchasing Party; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against such Purchasing Company; or (d) require any Governmental Authorization.

4.5           Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which the Company is or could become liable or obligated.

4.6           Buyer Notes.  The Buyer Notes will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Remedies Exception.

4.7           Financing.  Buyer has provided to the Company true and complete copies of (a) the executed commitment letter from the parties named therein (the “Debt Commitment Letter”) relating to the financing to be provided in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and (b) the executed commitment letter from Peterson Partners V relating to the equity financing in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Equity Commitment letter” and together with the Debt Commitment Letter, the “Commitment Letters”).  As of the date hereof, (i) each of the Commitment Letters is a legal, valid and binding obligation of Buyer and (ii) Buyer has no reason to believe that it will be unable to satisfy, on a timely basis, any material term or condition of funding to be satisfied by it contained in any Commitment Letter, it being agreed, for the avoidance of doubt, that no representation or warranty is made with respect to any matter dependent upon the financial performance of, or otherwise involving, the Company or any Subsidiary of the Company.  All commitment fees required to be paid under the Commitment Letters have been paid in full or will be duly paid in full when due.

4.8           Litigation; Liabilities.  No material Litigation is pending or, to the knowledge of Buyer, threatened against Buyer, and there is no reasonable basis for any Litigation against Buyer.  Buyer is not subject to any outstanding Governmental Order related to the Business.

4.9           Operations; Contracts.  Buyer and the other Purchasing Companies have been formed for the purpose of entering into the transactions contemplated by this Agreement.  Neither Buyer nor any of the other Purchasing Companies has conducted any business, maintained any operations, incurred any Liabilities or entered into any Contracts other than in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

4.10           No Premium.  None of the amounts payable by the Purchasing Companies for the products or services under the Ancillary Agreements represent an allocation or transfer of any portion of the Worldwide Purchase Price.  To the knowledge of Buyer, the amounts payable by the Purchasing Companies under each of the Master Shared Services Agreement and the Leases are based upon historical allocations of costs by the Company attributable to providing similar services, in the case of the Master Shared Services Agreement, or leased space, in the case of the Leases, to the Business prior to the date hereof.  Any amounts payable by the Purchasing Companies under the Master License Agreement and the Supply Agreement represent agreed upon economic terms relating to licenses, products and services contemplated in such agreements and do not represent an allocation or transfer of any portion of the Worldwide Purchase Price.

4.11           No Other Representations or Warranties.  Except for the representations and warranties of Buyer expressly set forth in this Article IV, neither Buyer  nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

Article V.   Agreements of the Company

5.1           Conduct of the Business.  To and including the Closing Date, except with the consent of Buyer (which consent will not be unreasonably withheld), as contemplated pursuant to the Restructuring Plan or as expressly contemplated by this Agreement:

(a)           the Selling Companies will conduct the Business in the Ordinary Course of Business and in accordance with applicable Law;

(b)           each Selling Company will (i) use commercially reasonable efforts to preserve its respective business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations relating to the Business as requested by Buyer and (iii) except as required by applicable Laws or contract, not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by the Selling Companies in this Agreement untrue;

(c)           except with the consent of Buyer or in the Ordinary Course of Business, the Selling Companies will not use extraordinary selling efforts that would have the effect of accelerating sales in the Business prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(d)           the Selling Companies will not permit any accounts payable related to the Business owed to trade creditors to remain outstanding more than 60 days;

(e)           the Selling Companies will not enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary or benefits increases, severance or termination pay to, any officers, directors, managers, employees or consultants employed by the Business, except in the Ordinary Course of Business;

(f)           and the Selling Companies will not, except in the Ordinary Course of Business, (whether directly or indirectly) sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy, encumber, or otherwise dispose of or encumber any Acquired Intellectual Property that is necessary to carry on the Business as currently conducted by the Company or assert or threaten to assert any rights in Acquired Intellectual Property against any third party.

(g)           the Company will not cancel or terminate its current insurance policies insuring any of the Acquired Assets or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

5.2           Notice of Developments.  The Company will promptly notify Buyer:

(a)           of any emergency or other material change in the operation of the Business that is not in the Ordinary Course of Business,

(b)           of the commencement or threat of Litigation relating to the Business of which it has Knowledge or

(c)           if it comes to the Knowledge of the Company that any representation or warranty made in this Agreement by any Selling Company was, when made, or has subsequently become, untrue in any respect; provided, however, that in the case of information that comes to the Knowledge of the Company relating to a breach of any representation or warranty that does not have or is not reasonably likely to result in a Material Adverse Effect, the failure to provide the notice required by this clause (c) will not, by itself, constitute a failure to satisfy the condition to Buyer’s obligation to take the actions required of it at Closing set forth in Section 7.1(b).

5.3           Access.  Subject to the terms of the Confidentiality Agreement, through the Closing Date, the Company will afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, customers, suppliers and other information of the Company, and the workpapers of KPMG LLP, the Company’s independent accountants, relating to the Business or the Acquired Assets and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer have an opportunity to make such investigation and evaluation as it reasonably desires to make of the Business and affairs of the Company relating to the Business or the Acquired Assets; provided that no such access shall be (i) to trade secrets or know how or (ii) for invasive procedures.  Subject to Law, Buyer will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company for the purpose of preparing for and conducting employment interviews with all Active Employees.  The Company will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in Section 6.5.

5.4           Conditions.  The Company will use commercially reasonable efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

5.5           Consents and Authorizations.

(a)           The Company will use commercially reasonable efforts to obtain, prior to the Closing Date, the Consents and Governmental Authorizations that are specifically listed on Schedule 5.5(a) (the “Required Consents”).  The Company will keep Buyer reasonably advised of the status of obtaining the Required Consents.

(b)           The term “Required Consents” also includes consents of the third-party software developers listed on Schedule 5.5(b) and/or amendments to the agreements with such software developers relating to granting to Buyer rights to resell PlanPlus Software.  The Company agrees to use commercially reasonable efforts to obtain such consents or negotiate such amendments on reasonably acceptable terms to Buyer, and Buyer agrees to cooperate with the Company for this purpose.

5.6           No Sale.  Except for Acquired Assets that are subject to Permitted Encumbrances, the Company will not sell, pledge, transfer or otherwise place any Encumbrance on any Acquired Assets except that the Company may sell Inventories in the Ordinary Course of Business.

5.7           No Solicitation.

(a)           From and after the date hereof until the Expiration Date or the termination of this Agreement pursuant to Article VIII, the Company and its Subsidiaries and their respective officers and directors shall not (i) solicit, knowingly initiate or encourage (including by way of furnishing information or assistance), or take any other action to knowingly facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, maintain, participate in or continue any discussion or negotiation with any Person (other than Buyer) that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or knowingly furnish to any Person (other than Buyer) any information or otherwise knowingly cooperate in any way with, or knowingly assist or participate in, any effort or attempt by any other Person (other than Buyer) to make or effect an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.7 or any other provision of this Agreement shall prohibit the Company’s Board of Directors from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.7) if (A), the Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, (B) the Company complies with Section 5.7(c), and (C) prior to furnishing any nonpublic information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Buyer for information purposes).

(b)           If the Company’s Board of Directors is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.7(a) in respect of any Acquisition Proposal, the Company’s Board of Directors may (i) approve such Acquisition Proposal, (ii) cause the Company to enter into a binding written agreement with respect to, and containing the terms of, such Acquisition Proposal, or (iii) terminate this Agreement pursuant to the termination provisions set forth in Article VIII if such Acquisition Proposal constitutes a Superior Proposal.

(c)           The Company (i) must notify Buyer promptly (and in no event later than within three business days) orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Buyer reasonably informed of any material changes to any such request, Acquisition Proposal or inquiry.

(d)           The Company shall immediately cease any and all existing activities, discussions or negotiations with any parties (other than Buyer) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(e)           The Company’s Board of Directors shall not determine that any Acquisition Proposal is a Superior Proposal prior to the time that is five business days after the time by which the Company has complied in all respects with Section 5.7(c) with respect to such Acquisition Proposal (which time period shall start again in the event the terms of such Acquisition Proposal are altered in any material respect).  During such five business day period, the Company shall negotiate with Buyer (to the extent Buyer wishes to do so) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

5.8           Employment Matters.

(a)           The Company will be responsible for (i) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of the Company through the close of business on the Closing Date, including compensation for overtime, pro rata bonus payments and all accrued personal time, except for the Rolled-Over Accrued Vacation, earned prior to the Closing Date,  (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA and (iii) compliance with the WARN Act and state equivalent laws, including any and all payments to employees that may be required under such laws.

(b)           Within 30 days prior to the Closing, the Company will notify each Active Employee that such Employee’s employment with the Company will terminate as of the Closing, and shall provide each Active Employee with the option to elect in writing delivered to the Company on or before the Closing Date to either (i) receive payment in cash for accrued but unpaid current year personal time off benefit at the Closing Date up to a maximum of 80 earned hours of personal time off (which includes, but is not limited to, sick days, vacation and personal time off) for full-time employees and up to a maximum of 40 earned hours of personal time off for part-time employees, except where state law prohibits forfeiture of accrued personal time off, or (ii) subject to such Active Employee becoming a Hired Active Employee in accordance with Section 6.5(a), be credited with the amount of current year personal time off that shall have been accrued and unpaid at the Closing Date (all such accrued and unpaid personal time off credited to Hired Active Employees being referred to herein as the “Rolled-Over Accrued Vacation”).  Any failure by an Active Employee to make an election in accordance with this Section 5.8(b), shall be deemed to be an election to receive payment in cash as contemplated in clause (i) above.

5.9           Sale of Franklin Covey de Mexico S. de R. L. de C.V.  With the consent of the Buyer as to form, which consent shall not be unreasonably withheld, and notwithstanding any other provision of this Agreement, the Company shall have the right to sell the assets of Franklin Covey de Mexico S. de R. L. de C.V., a wholly-owned subsidiary of the Company, to Leadership Technologies Latin America Inc., or its affiliates, at any time prior to Closing (the “Mexico Disposition”); provided, however, that whatever rights or benefits (excluding refunds of Taxes) that the Company receives from the Mexico Disposition, including any cash or cash equivalent that the Company receives or any license agreement that the Company enters into in connection with the Mexico Disposition, minus any expenses of the Company incurred in connection with the Mexico Disposition, shall be assigned or otherwise transferred to the Buyer pursuant the terms of this Agreement.

Article VI.   Agreements of Buyer

6.1           Conditions.  Buyer will use commercially reasonable efforts to cause the conditions set forth in Section 7.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

6.2           Financing.

(a)           Buyer shall use commercially reasonable efforts to (i) maintain in effect the Commitment Letters and to satisfy on a timely basis all the conditions to obtaining the financing for the transactions contemplated in this Agreement (the “Financing”) set forth therein, (ii) enter into definitive financing agreements with respect to the Financing as contemplated by the Commitment Letters (including by consummating the equity financing pursuant to the terms and conditions of the Equity Commitment Letter), (iii) enter into definitive financing agreements with respect to the Financing as contemplated by the Debt Commitment Letter and (iv) consummate the Financing at the Closing.  Buyer shall not permit any amendment, modification or waiver to be made to the Commitment Letters without first consulting with the Company, and will obtain the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) prior to agreeing to any such amendment, modification or waiver.  To the extent actually known by Buyer, Buyer will keep the Company (x) fully informed of any material breaches by any party of the Commitment Letters or any termination of the Commitment Letters and (y) upon the request of the Company at any time, reasonably informed of the status of the financing process.

(b)           If the Commitment Letters are terminated, Buyer shall use commercially reasonable efforts to enter into commitments for alternative financing with other persons (it being understood that Buyer shall provide prompt notice to the Company upon obtaining any such alternative financing commitments); provided, that Buyer shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to Buyer than those included in the Commitment Letters.

6.3           Books and Records; Access.  After the Closing Date, Buyer will hold all of the books and records of the Company relating to the Business or the Acquired Assets (to the extent such books and records were provided to Buyer in connection with the Closing)  in accordance with Buyer’s retention policies in effect from time to time for a period of not less than two years from the Closing Date and, if it thereafter proposes to destroy or dispose of any such books and records, to offer first in writing at least 60 days prior to such proposed destruction or disposition to surrender them to the Company at the sole expense of the Company.  After the Closing Date, Buyer will afford the Company and its accountants and counsel, during normal business hours, upon reasonable request, full access to such books and records.  Buyer will make available to the Company upon written request and at the expense of the Company, but consistent with Buyer’s business requirements, reasonable assistance of any of the Company’s personnel whose assistance or participation is required by the Company, in anticipation of, or preparation for, existing or future litigation or other matters in which the Company is involved related to the Acquired Assets.

6.4           Litigation Support.  If and for so long as the Company is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Business or the Acquired Assets, Buyer will cooperate in the contest or defense and provide such testimony as may be necessary in connection with the contest or defense, all at the sole cost and expense of the Company (unless and to the extent the Company is entitled to indemnification therefor under Article IX).

6.5           Employment Matters.

(a)           Buyer will offer employment, as of the close of business on the Closing Date, on an at-will basis, to each employee (i) of any Selling Company who is actively and exclusively employed in the operation of the Business and who is not listed on Schedule 6.5(a)(i) and (ii) to each employee of any Selling Company otherwise listed on Schedule 6.5(a)(ii) (each, an “Active

Employee”), with compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and benefits that have been provided to such persons by the Selling Companies immediately prior to the Closing, except for changes in the costs of benefits required by third-party providers of such benefits.  An Active Employee who accepts an offer of employment as of the Closing Date with Buyer is referred as a “Hired Active Employee.”

(b)           Without limiting the generality of the foregoing, Buyer shall (i) waive any preexisting condition limitations otherwise applicable to employees and their eligible dependents under any plan of Buyer or its subsidiaries that provides health benefits in which Hired Active Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Hired Active Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer and its subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, (iii) waive any waiting period limitation or evidence of insurability or at work requirement that would otherwise be applicable to a Hired Active Employees and his or her eligible dependents on or after the Closing Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Closing Date, (iv) with respect to any Company Plan, recognize the service with the Company prior to the Closing (based upon the Company’s service records as provided to Buyer) of the Hired Active Employees; provided, however, that such recognition shall not result in a duplication of benefits, and (iv) credit Hired Active Employees with the applicable amount of Rolled-Over Accrued Vacation pursuant to Section 5.8(b).

6.6           Consents and Authorizations.  Buyer shall (and shall use its commercially reasonable efforts to cause its affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to the Company in obtaining the Required Consents.

Article VII.   Conditions to Closing

7.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of the Selling Companies contained in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties of the Selling Companies that are not so qualified shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b)           The Company will have performed and complied in all material respects with its agreements contained in this Agreement;

(c)           Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect;

(d)           Each Required Consent, except for Required Consents relating to the leasehold interests in the real property leased or otherwise used or occupied by the Company exclusively for the Business as listed on Schedule 2.1(a)(i), as such schedule may have been updated pursuant to Section 10.11(b) prior to the Closing, will have been obtained and be in full force and effect;

(e)           At least 70% of Required Consents relating to the leasehold interests in the real property leased or otherwise used or occupied by the Company exclusively for the Business as listed on Schedule 2.1(a)(i), as such schedule may have been updated pursuant to Section 10.11(b) prior to the Closing will have been obtained and be in full force and effect;

(f)           Buyer will have obtained each Governmental Authorization required to operate the Business in the manner it was operated prior to the Closing Date;

(g)           There shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated under this Agreement or by any of the other Ancillary Agreements or seeking monetary relief against any party hereto by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect or that prohibits the Closing;

(h)           The conditions to the Financing contained in the Debt Commitment Letter have been satisfied, provided this condition shall be deemed to be automatically satisfied if Peterson Partners V is obligated to make the capital contribution contemplated in the Equity Commitment Letter pursuant to the terms thereof; and

(i)           The Company will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.9(b)(i) and the agreements so delivered will be in full force and effect.

7.2           Conditions to the Company’s Obligations.  The obligation of the Company to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Company’s sole discretion, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of Buyer contained in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties of  the Selling Companies that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b)           Buyer will have performed and complied in all material respects with each of its agreements contained in this Agreement;

(c)           There shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated under this Agreement or by any of the other Ancillary Agreements or seeking monetary relief against any party hereto by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect or that prohibits the Closing; and

(d)           Buyer will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.9(b)(ii) and the agreements so delivered will be in full force and effect.

7.3           Election of Remedies.  Any waiver of any condition of Closing shall constitute an election of remedies, and the party using such condition shall have no claim for any breach of this Agreement to the extent of such waiver.

Article VIII.   Termination

8.1           Termination.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of Buyer and the Company;

(b)           by the Company, if

(i)           Buyer has breached any representation, warranty or agreement contained in this Agreement in any material respect and such breach (A) would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) has not been cured within 30 days after notice thereof is received by the Buyer;

(ii)           the transactions contemplated by this Agreement have not been consummated on or before August 28, 2008 (the “Expiration Date”); provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Company’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii)           a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(iv)           the Company (A) has determined an Acquisition Proposal is a Superior Proposal pursuant to Section 5.7 and (B) concurrently with a termination of this Agreement pursuant to this 8.1(b)(iv), pays to Buyer a termination fee of $1,000,000 (the “Buyer Termination Fee”);

(v)           if (A) all of the conditions set forth in Section 7.1 have been satisfied (other than those conditions that by their nature are to be satisfied at the

Closing provided that the Company is then able to satisfy such conditions) and (B) on or before the Target Closing Date, Buyer fails to make the deliveries set forth in Section 2.9(b)(ii); or

(vi)           any of the conditions set forth in Section 7.2 will have become impossible to satisfy.

(c)           by Buyer, if

(i)           the Company has breached any representation, warranty or agreement contained in this Agreement in any material respect and such breach (A) would give rise to a failure of a condition set forth in Section 7.1(a) or Section 7.1(b) and (B) has not been cured within 30 days after notice thereof is received by the Company;

(ii)           the transactions contemplated by this Agreement have not been consummated on or before the Expiration Date; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii)           a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement; or

(iv)           any of the conditions set forth in Section 7.1 will have become impossible to satisfy.

8.2           Company Termination Fee.  If this Agreement is terminated by the Company pursuant to Section 8.1(b)(v), Buyer shall pay to the Company a termination fee of cash in immediately available funds in the amount of $250,000 within five (5) business days after such termination (the “Company Termination Fee”).

8.3           Effect of Termination.  The right of termination under Section 8.1 is in lieu of any other rights the Purchasing Companies or the Selling Companies may have under this Agreement or otherwise for failure of this Agreement to close.  If this Agreement is terminated, all obligations of the parties under this Agreement will terminate except that Article X will survive indefinitely unless sooner terminated or modified by the parties in writing.  If this Agreement is terminated by the Company pursuant to Section 8.1(b)(iv), the payment of the Buyer Termination Fee will be the exclusive remedy of the Purchasing Companies in the circumstances described therein and that, except for such payment, no Selling Company shall have any liability or obligation of any kind arising out of the termination of this Agreement pursuant to Section 8.1(b)(iv), and if this Agreement is terminated by the Company pursuant to Section 8.1(b)(v), the payment of the Company Termination Fee will be the exclusive remedy of the Selling Companies in the circumstances described therein and that, except for such payment, no Purchasing Company shall have any liability or obligation of any kind arising out of the termination of this Agreement pursuant to Section 8.1(b)(v).

Article IX.   Indemnification

9.1           Indemnification by the Company.

(a)           The Company will indemnify the Purchasing Companies, their Affiliates, and their agents and representatives (collectively, “Buyer Indemnified Parties”), and hold each of them harmless against any Loss arising from, relating to or constituting (i) a breach of any of the representations and warranties of the Selling Companies contained in this Agreement, (ii) a material breach of any of the agreements of the Company contained in this Agreement and (iii) any Retained Liabilities (collectively, “Buyer Losses”).

(b)           The Company will indemnify the Buyer Indemnified Parties for Buyer Losses arising under Section 9.1(a)(i) only if the aggregate amount of all the Buyer Losses arising under Section 9.1(a)(i) exceeds $50,000 (the “Buyer Basket Amount”), in which case the Company will be liable only for the aggregate amount of all such Buyer Losses in excess of the Basket Amount; provided that the Basket Amount will not apply to any claims arising out of any Retained Liabilities or a breach of any representation contained in Section 3.1, 3.10 or 3.20 or that are based on fraud or intentional misrepresentation.

(c)           The Company’s liability for any Buyer Loss arising under Section 9.1(a)(i) will not exceed the Buyer Cap; provided that the Buyer Cap will not apply to any claims arising out of any Retained Liabilities or a breach of any representation contained in Section 3.1, 3.10 or 3.20 or that are based on fraud or intentional misrepresentation.

(d)           If any Buyer Indemnified Party has a claim for indemnification under this Section 9.1, such Buyer Indemnified Party will deliver to the Company one or more written notices of Buyer Losses (each a “Buyer Claim”).  Such Buyer Claim must be delivered to the Company prior to 18 months after the Closing Date, except for a Buyer Claim arising out of Retained Liabilities or a breach of any representation contained in Section 3.1, Section 3.2, Section 3.10, or Section 3.19, in which case the Buyer Claim may be delivered to the Company within the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations.  The Company will have no liability under this Section 9.1 unless the written notices required by the preceding sentence are given by the date specified.  Any Buyer Claim will state in reasonable detail the basis for such Buyer Losses to the extent then known by the Buyer Indemnified Party and the nature of the Buyer Loss for which indemnification is sought, and it may state the amount of the Buyer Loss claimed.  If such Buyer Claim (or an amended Buyer Claim) states the amount of the Buyer Loss claimed and the Company notifies the Buyer Indemnified Party that the Company does not dispute such Buyer Claim or fails to notify the Buyer Indemnified Party within 20 business days after delivery of such notice by the Buyer Indemnified Party that the Company disputes the such Buyer Claim, the Buyer Loss in the amount specified in the Buyer Indemnified Party’s notice will be admitted by the Company, and the Company will pay the amount of such Buyer Loss to the Buyer Indemnified Party.  If the Company has timely disputed the liability of the Company with respect to a Buyer Claim (or an amended Buyer Claim) stating the amount of a Buyer Loss claimed, the Company and the Buyer

Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 30 days after delivery of the Company’s notice, the Buyer Indemnified Party may seek mediation, arbitration or judicial recourse.  If a Buyer Claim does not state the amount of the Buyer Loss claimed, such omission will not preclude the Buyer Indemnified Party from recovering from the Company the amount of the Buyer Loss described in such Buyer Claim if any such amount is subsequently provided in an amended Buyer Claim.  In order to assert its right to indemnification under this Article IX, the Buyer Indemnified Party will not be required to provide any notice except as provided in this Section 9.1(d).

(e)           The Company will pay the amount of any Buyer Loss to the Buyer Indemnified Party within 10 days following the determination of the Company’s liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 9.1(e), by agreement between the Buyer Indemnified Party and the Company, by mediation or arbitration award or by final adjudication).

9.2           Indemnification by Buyer.

(a)           Buyer will indemnify the Selling Companies, their Affiliates, and their agents and representatives (collectively, the “Company Indemnified Parties”), and hold each of them harmless against any Loss arising from, relating to or constituting (i) a breach of any of the representations and warranties of Buyer contained in this Agreement, (ii) a material breach of any of the agreements of Buyer contained in this Agreement, (iii) the failure of Buyer to assume, pay and discharge the Assumed Liabilities and (iv) any Liability resulting exclusively from the ownership or use of the Acquired Assets after Closing (collectively, “Company Losses”).

(b)           Buyer will indemnify the Company Indemnified Parties for Company Losses arising under Section 9.2(a)(i) only if the aggregate amount of all the Company Losses arising under Section 9.2(a)(i) exceeds $50,000 (the “Company Basket Amount”), in which case Buyer will be liable for only for the aggregate amount of all such the Company Losses in excess of the Company Basket Amount; provided that the Company Basket Amount will not apply to any claims arising out of any Assumed Liabilities or a breach of any representation contained in Section 4.1, 4.2 or Section 4.5 or that are based on fraud or intentional misrepresentation.

(c)           Buyer’s liability for any Company Loss arising under Section 9.2(a)(i) shall not exceed the Company Cap; provided that the Company Cap will not apply to any claims arising out of any Assumed Liabilities or a breach of any representation contained in Section 4.1, 4.2 or Section 4.5 or that are based on fraud or intentional misrepresentation.

(d)           If any Company Indemnified Party has a claim for indemnification under this Section 9.2, the Company Indemnified Party will deliver to Buyer one or more written notices of the Company Losses (each a “Company Claim”).  Such Company Claim must be delivered to Buyer prior to 18 months after the Closing Date, except for a Company Claim arising out of Assumed Liabilities or a breach of any representation contained in Section 4.1, Section 4.2 or Section 4.5, in each of which cases the Company Claim may be delivered to Buyer within the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations.  Buyer will have no liability under this Section 9.2 unless the written notices required by the preceding sentence are given by the date specified.  Any Company Claim will state in reasonable detail the basis for the Company Losses to the extent then known by the Company Indemnified Party and the nature of the Company Loss for which indemnification is sought, and it may state the amount of the Company Loss claimed.  If such Company Claim (or an amended Company Claim) states the amount of the Company Loss claimed and Buyer notifies the Company Indemnified Party that Buyer does not dispute Company Claim or fails to notify the Company Indemnified Party within 20 business days after delivery of such notice by the Company Indemnified Party that Buyer disputes the Company Claim, the Company Loss in the amount specified in the Company Indemnified Party’s notice will be admitted by Buyer, and Buyer will pay the amount of the Company Loss to the Company Indemnified Party.  If Buyer has timely disputed its liability with respect to Company Claim, Buyer and the Company Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 30 days after delivery of Buyer’s notice, the Company Indemnified Party may seek mediation, arbitration or judicial recourse.  If a Company Claim does not state the amount of the Company Loss claimed, such omission will not preclude the Company Indemnified Party from recovering from Buyer the amount of the Company Loss with respect to the claim described in such Company Claim if any such amount is subsequently provided in an amended Company Claim.  In order to assert its right to indemnification under this Article IX, the Company Indemnified Party will not be required to provide any notice except as provided in this Section 9.2.

(e)           Buyer will pay the amount of any Company Loss to the Company Indemnified Party within 10 days following the determination of Buyer’s liability for and the amount of the Company Loss (whether such determination is made pursuant to the procedures set forth in this Section 9.2, by agreement between the Company Indemnified Party and Buyer, by mediation or arbitration award or by final adjudication).

9.3           Third-Party Action.

(a)           Any party (the “Indemnifying Party”) will indemnify, defend and hold harmless the other party and its officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Indemnified Parties”) against any Loss arising from, relating to or constituting any Litigation instituted by any third party arising out of the actions or inactions of the other party (or allegations thereof) whether occurring prior to, on or after the Closing Date that are or may be Losses, other than those relating solely to a breach by the Buyer or the Company, as applicable, of this Agreement (any such third party action or proceeding being referred to as a “Third-Party Action”).  An Indemnified Party will give the Indemnifying Party prompt written notice of the commencement of a Third-Party Action.  The complaint or other papers pursuant to which the third party commenced such Third-Party Action will be attached to such written notice.  The failure to give prompt written notice will not affect any Indemnified Party’s right to indemnification unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully such Third-Party Action.

(b)           The Indemnifying Party will contest and defend such Third-Party Action on behalf of any Indemnified Party that requests that they do so.  Notice of the intention to so contest and defend will be given by the Indemnifying Party to the requesting Indemnified Party within 20 business days after the Indemnified Party’s notice of such Third-Party Action (but, in all events, at least five business days prior to the date that a response to such Third-Party Action is due to be filed).  Such contest and defense will be conducted by reputable attorneys retained by the Indemnifying Party.  An Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  An Indemnified Party will cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third-Party Action

(c)           If an Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Indemnified Party at any time after requesting the Indemnifying Party to do so, such Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing all at the Indemnifying Party’s cost and expense.

(d)           Neither an Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third-Party Action without the consent of the other party, which consent will not be unreasonably withheld.

9.4           Sole and Exclusive Remedy.  Except as provided in Section 8.3, prior to or in connection with the earlier of (a) the termination of this Agreement pursuant to Article VIII or (b) the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies.  After the Closing, the rights set forth in Sections 9.1 and 9.2 will be the exclusive remedy for any Buyer Loss or Company Loss.

9.5           Tax Adjustment.  Any payment to Buyer or the Company under this Article IX will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price.  In calculating any Loss, the amount will be increased to give effect to any Tax related to the receipt of any payment and the amount will be decreased to give effect to any benefit related to the increase of such Loss to the extent actually received by Buyer.

Article X.  General

10.1           Press Releases and Announcements.  Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by the Company and Buyer announcing the execution of this Agreement and the transactions contemplated hereby and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits.  Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

10.2           Waiver of Bulk Sales Requirement. Each of the parties hereto waives compliance with any applicable bulk sales Laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

10.3           Transfer Taxes; Cooperation.

(a)           The Company and Buyer will each be responsible for paying in a timely manner one-half of all net transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Law.  The Company shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause the Company to, join in the execution of any such Tax Returns and documentation.  For purposes of this Section 10.3(a), the amount of such Taxes and the amount that each of the Company and the Buyer shall be responsible for pursuant to this Section 10.3 shall be determined taking into account any credit against Taxes that is available with respect to such Taxes.  The Company and Buyer shall cooperate to the extent reasonably required to obtain the benefit of such credit.

(b)           The Company and Buyer will (i) each provide the other with such cooperation and assistance as may reasonably be requested by either party in connection with the preparation of any Tax Return (including, by making available to Buyer for review copies of Tax Returns for any period through the Closing date, as reasonably requested by the Buyer), or in connection with any audit or other examination by any taxing authority or other Governmental Entity or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

10.4           Expenses.  Except as otherwise expressly provided for in this Agreement, the Company, on the one hand, and Buyer, on the other hand, will each pay all expenses directly incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not) (the “Expenses”).

10.5           Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.6           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand, (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer:
Franklin Covey Products, LLC 2825 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 Attn: James B. Nelson Facsimile No. (801) 365-0181
With a copy to (which shall not constitute notice):
Snell & Wilmer L.L.P. 15 West South Temple, Suite 1200 Salt Lake City, Utah 84101 Attn: John G. Weston Facsimile No. (801) 257-1800
If to any Selling Company:
Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, Utah 84119 Attn: Stephen D. Young Facsimile No. (801) 817-8747
With a copy to (which shall not constitute notice):
Dorsey & Whitney LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah 84010 Attn: Nolan S. Taylor Facsimile No. (801) 933-7373

10.7          Assignment.  Unless this Agreement is (a) assigned by Buyer to another Purchasing Company or (b) assigned jointly and concurrently with the Master License Agreement to the same assignee as the valid assignee of the Master License Agreement subject to all of the terms and conditions of the Master License Agreement, and any such assignee (whether under clause (a) or (b)) expressly agrees in writing to assume all of the obligations of Buyer or the applicable Purchasing Company under this Agreement, no Purchasing Company shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of their rights or obligations under this Agreement without the prior written consent of the Company in its sole discretion.  Unless this Agreement is assigned by any Selling Company to another Selling Company, by operation of law or pursuant to a Change in Control, such Selling Company shall not, nor have the right to, assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of their rights or obligations under this Agreement to any third-party without the prior written consent of Buyer in its sole discretion.  Except as expressly provided herein, any purported assignment, sale, transfer, delegation or other disposition hereunder shall be null and void.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

10.8           No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

10.9           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.10         Complete Agreement.  This Agreement, the Confidentiality Agreement and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.  The Company acknowledges that Buyer has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

10.11          Schedules.

(a)           The Disclosure Schedule contains a series of schedules corresponding to certain sections contained in this Agreement.  Nothing in the Agreement or in the Disclosure Schedule constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedule or in the Agreement is material, constitutes a Material Adverse Effect or is otherwise required by the terms of the Agreement to be so disclosed, set forth or incorporated by reference.  Except as otherwise provided in this Agreement with respect to the schedules delivered pursuant to Article II, and without limiting in any way the effect of Section 7.1(a), all information and disclosures contained in the Disclosure Schedule are made as of the date of the Agreement and their accuracy is confirmed only as of such date and not at any time thereafter.

(b)           Prior to the Closing, (i) the Company shall have the right from time to time, by notice in accordance with the terms of this Agreement, to supplement, modify or update the schedules delivered pursuant to Article II of this Agreement, but only with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; and (ii) the parties otherwise may, acting in good faith, jointly prepare supplements, modifications to or updates the schedules delivered pursuant to Article II and Section 5.5(a), including to provide for the assignment or transfer of database-related licenses.  If the Closing occurs, any such supplements, modifications and updates shall supplement, amend and modify the Disclosure Schedule.

10.12         Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

10.13         Governing Law.  The domestic law, without regard to conflicts of laws principles, of the State of Utah will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

10.14          Specific Performance.  Each of the parties acknowledges and agrees that prior to the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security).  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

10.15           Jurisdiction.

(a)           Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

(b)           The parties shall attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement promptly by confidential mediation under the CPR Mediation Procedure in effect on the Effective Date, before resorting to litigation.  If such dispute or claim is not settled by the parties through mediation within forty-five (45) days after the first meeting of the parties with the mediator to discuss the matter, or if the parties agree to terminate mediation sooner, then either party may initiate a litigation action subject to all of the terms and conditions of this Agreement.

10.16         Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17           Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

10.18           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature page follows.]

IN WITNESS WHEREOF, Buyer and the Company have executed this Asset Purchase Agreement as of the date first above written.

BUYER:
FRANKLIN COVEY PRODUCTS, LLC
By: Name: Title:	/s/ James B. Nelson James B. Nelson Manager
THE COMPANY:
FRANKLIN COVEY CO.
By: Name: Title:	/s/ Robert A. Whitman Robert A. Whitman Chairman and Chief Executive Officer
THE SELLING SUBSIDIARIES:
FRANKLIN COVEY CANADA, LTD.
By: Name: Title:	/s/ Robert A. Whitman Robert A. Whitman President
FRANKLIN COVEY DE MEXICO S. DE R.L. DE C.V.
By: Name: Title:	/s/ Robert A. Whitman Robert A. Whitman President
FRANKLIN COVEY EUROPE, LTD.
By: Name: Title:	/s/ Robert A. Whitman Robert A. Whitman President

FRANKLIN COVEY CLIENT SALES, INC.
By: Name: Title:	/s/ Sarah Merz Sarah Merz President
FRANKLIN COVEY CATALOG SALES, INC.
By: Name: Title:	/s/ Sarah Merz Sarah Merz President
FRANKLIN COVEY PRODUCT SALES, INC.
By: Name: Title:	/s/ Sarah Merz Sarah Merz President
FRANKLIN COVEY PRINTING, INC.
By: Name: Title:	/s/ Robert A. Whitman Robert A. Whitman President